Guardant Health Reports Fourth Quarter and Full Year 2025 Financial Results and Provides 2026 Outlook
Fourth quarter 2025 revenue growth of 39% broadly driven by strong performance across Oncology and Screening
Expects full year 2026 total revenue to grow in the range of 27% to 30% year -over-year
PALO ALTO, Calif. February 19, 2026 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today reported financial results for the quarter and full year ended December 31, 2025.
Fourth Quarter 2025 Financial Highlights
For the three-month period ended December 31, 2025, as compared to the same period of 2024:
•Reported total revenue of $281.3 million, an increase of 39%, driven by:
◦Oncology revenue of $189.9 million, an increase of 30%, and approximately 79,000 oncology tests, an increase of 38%
◦Biopharma & Data revenue of $54.0 million, an increase of 9%
◦Screening revenue of $35.1 million, and approximately 38,000 Shield screening tests, compared to 6,400 tests in the prior year period
•Generated non-GAAP gross margin of 66%, compared to 63% for the fourth quarter of 2024
Full Year 2025 Financial Highlights
For the twelve months ended December 31, 2025, as compared to the same period of 2024:
•Reported total revenue of $982.0 million, an increase of 33%, driven by:
◦Oncology revenue of $683.6 million, an increase of 26%, and approximately 276,000 oncology tests, an increase of 34%
◦Biopharma & Data revenue of $210.1 million, an increase of 18%
◦Screening revenue of $79.7 million, and approximately 87,000 Shield screening tests
•Generated non-GAAP gross margin of 66%, compared to 62% for the full year 2024
•Improved full year 2025 free cash flow burn to $(233) million, compared to $(275) million for the full year 2024
Recent Operating Highlights
Oncology
•Received the first Guardant360 CDx companion diagnostic approval in colorectal cancer
•Launched in-house testing service in Italy at Policlinico Gemelli based on Guardant360 CDx technology
•Expanded tissue-free Guardant Reveal to include late-stage therapy response monitoring
•Submitted Guardant Reveal chemotherapy monitoring data package to MolDx for Medicare reimbursement
Biopharma & Data
•Established a strategic collaboration with Merck to develop companion diagnostics and commercialize new cancer therapies using Guardant Infinity Smart Platform
Screening
•Launched dedicated health systems team for Shield and deployed our first enterprise integrations with large health systems in West Virginia and Georgia
•Shield CRC received coverage for active-duty service members and their families through TRICARE, the U.S. military’s health insurance coverage, with no copay for average-risk individuals ages 45+
•Completed the acquisition of MetaSight Diagnostics, expanding technology capabilities with potential to enhance testing performance across the portfolio
“We delivered an outstanding end to a great year, with fourth quarter revenue growth of 39% year-over-year,” said Helmy Eltoukhy, co-founder and co-CEO. “Our progress in 2025 is a testament to our breakthrough innovation and best-in-class execution across our portfolio. We are uniquely positioned with scaled offerings spanning both therapy selection and monitoring, and the recent launch of Reveal for therapy response monitoring further strengthens our competitive moat. We look forward to another strong year ahead, supported by a diverse set of growth catalysts across our business.”

“Shield has become one of the most successful diagnostic launches, with meaningful volume and revenue generation in 2025 that exceeded our expectations,” said AmirAli Talasaz, co-founder and co-CEO. “We are proud of the level of impact we have had to date, our commercial performance, and the strong operational foundations we’ve built to support the growing demand for Shield. We are excited to deliver another year of significant growth in 2026, fueled by our expanding commercial infrastructure and a pipeline of growth drivers in front of us.”
Fourth Quarter 2025 Financial Results
Revenue was $281.3 million for the fourth quarter of 2025, a 39% increase from $201.8 million for the corresponding prior year period. Oncology revenue grew 30% to $189.9 million for the fourth quarter of 2025, from $145.6 million for the corresponding prior year period, driven primarily by an increase in Oncology test volume, which grew 38% over the prior year period. Screening revenue was $35.1 million for the fourth quarter of 2025, primarily generated from approximately 38,000 Shield screening tests. Biopharma and Data revenue grew 9% to $54.0 million for the fourth quarter of 2025, from $49.5 million for the corresponding prior year period. Licensing and other revenue was $2.2 million for the fourth quarter of 2025, compared to $2.6 million for the corresponding prior year period.
Gross profit, or total revenue less cost of revenue, was $181.8 million for the fourth quarter of 2025, an increase of $57.6 million from $124.2 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 65%, as compared to 62% for the corresponding prior year period.
Non-GAAP gross profit was $185.4 million for the fourth quarter of 2025, an increase of $59.1 million or 47%, from $126.4 million for the corresponding prior year period. Non-GAAP gross margin was 66% for the fourth quarter of 2025, as compared to 63% for the corresponding prior year period.
Operating expenses were $302.6 million for the fourth quarter of 2025, as compared to $250.2 million for the corresponding prior year period. Non-GAAP operating expenses were $260.0 million for the fourth quarter of 2025, as compared to $214.7 million for the corresponding prior year period. The year-over-year increase in both operating expenses and non-GAAP operating expenses was primarily related to commercial team expansion and marketing activities to support both the Shield product launch and existing product growth.
Net loss was $128.5 million for the fourth quarter of 2025, as compared to $111.0 million for the corresponding prior year period. Net loss per share was $1.00 for the fourth quarter of 2025, as compared to $0.90 for the corresponding prior year period.
Non-GAAP net loss was $63.8 million for the fourth quarter of 2025, as compared to $77.3 million for the corresponding prior year period. Non-GAAP net loss per share was $0.50 for the fourth quarter of 2025, as compared to $0.62 for the corresponding prior year period.
Adjusted EBITDA loss was $64.9 million for the fourth quarter of 2025, as compared to a $78.4 million loss for the corresponding prior year period.
Free cash flow for the fourth quarter of 2025 was $(54.2) million, as compared to $(83.4) million for the corresponding prior year period.
In November 2025, Guardant Health completed a follow-on underwritten public offering, in which it issued and sold 2,856,981 shares of its common stock, and reissued and sold 976,351 shares of its treasury stock, at a price of $90.00 per share, and received net proceeds of $327.3 million. As a result of the reissuance of its treasury stock, Guardant Health recorded a gain of $42.9 million included in its additional paid-in capital on the consolidated balance sheets. In addition, in November 2025, Guardant Health issued $402.5 million principal amount of 0% convertible senior notes due 2033.
In December 2025, Guardant Health purchased all of the outstanding shares of MetaSight Diagnostics Ltd, a health technology company. The transaction consists of $59.0 million in upfront cash consideration paid at closing in December 2025, plus up to $90.0 million in variable contingent consideration tied to future commercial performance and regulatory approvals of the MetaSight technology.
Cash, cash equivalents, restricted cash and marketable debt securities were $1.3 billion as of December 31, 2025.
Full Year 2025 Financial Results
Revenue was $982.0 million for 2025, a 33% increase from $739.0 million for the corresponding prior year period. Oncology revenue grew 26% to $683.6 million for 2025, from $542.8 million for the corresponding prior year period, driven primarily by an increase in Oncology test volume, which grew 34% over the prior year period. Screening revenue was $79.7 million for 2025, primarily generated from approximately 87,000 Shield screening tests. Biopharma and Data revenue grew 18% to $210.1 million for 2025, from $177.6 million for the corresponding prior year period, driven primarily by an increase in volume of our GuardantINFINITY test, as well as an increase in revenue derived from the achievement of certain milestones of our service agreements. Licensing and other revenue was $8.6 million for 2025, compared to $13.5 million for the corresponding prior year period.

Gross profit, or total revenue less cost of revenue, was $633.0 million for 2025, an increase of $183.8 million from $449.2 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 64%, as compared to 61% for the corresponding prior year period.
Non-GAAP gross profit was $644.8 million for 2025, an increase of $185.2 million or 40%, from $459.6 million for the corresponding prior year period. Non-GAAP gross margin was 66% for 2025, as compared to 62% for the corresponding prior year period.
Operating expenses were $1,070.3 million for 2025, as compared to $892.8 million for the corresponding prior year period. The year-over-year increase in operating expenses was primarily related to commercial team expansion and marketing activities to support both the Shield product launch and existing product growth, as well as an increase in stock-based compensation expense and information technology infrastructure costs. Non-GAAP operating expenses were $903.7 million for 2025, as compared to $757.3 million for the corresponding prior year period. The year-over-year increase in non-GAAP operating expenses was primarily related to commercial team expansion and marketing activities to support both the Shield product launch and existing product growth, as well as an increase in information technology infrastructure costs.
Net loss was $416.3 million for 2025, as compared to $436.4 million for the corresponding prior year period. Net loss per share was $3.32 for 2025, as compared to $3.56 for the corresponding prior year period.
Non-GAAP net loss was $228.1 million for 2025, as compared to $247.2 million for the corresponding prior year period. Non-GAAP net loss per share was $1.82 for 2025, as compared to $2.01 for the corresponding prior year period.
Adjusted EBITDA loss was $220.9 million for 2025, as compared to a $257.5 million loss for the corresponding prior year period.
Free cash flow for 2025 was $(233.1) million, as compared to $(274.9) million for the corresponding prior year period.
2026 Guidance
Guardant Health expects full year 2026 revenue to be in the range of $1.25 to $1.28 billion, representing growth of 27% to 30% compared to full year 2025.
Within this revenue range:
•Oncology revenue is expected to grow in the range of 25% to 27% in 2026 and Oncology volume is expected to grow approximately 30% year-over-year in 2026.
•Biopharma & Data revenue growth is expected to be in the low double-digit range.
•Screening revenue is expected to be in the range of $162 to $174 million in 2026 and Screening volume is expected to be in the range of 210,000 to 225,000 tests in 2026. This compares to Screening revenue of $79.7 million and Screening volume of approximately 87,000 in 2025.
Guardant Health expects full year 2026 non-GAAP gross margin to be in the range of 64% to 65%. Guardant Health expects total non-GAAP operating expenses to be in the range of $1.03 to $1.05 billion, representing a 14% to 16% increase compared to 2025. Guardant Health expects free cash flow burn to be in the range of $185 to $195 million in 2025, an improvement compared to $233 million for the full year 2025.
Webcast Information
Guardant Health will host a conference call to discuss the fourth quarter and full year 2025 financial results after market close on Thursday, February 19, 2026 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.
Non-GAAP Measures
Guardant Health has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP research and development expense, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, non-GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, adjusted EBITDA, and free cash flow.
We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, unrealized and realized gains (losses) on marketable equity securities, impairment of non-marketable equity securities, gain on extinguishment of convertible notes, and other non-recurring items.

Adjusted EBITDA is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for (benefit from) income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; and other non-recurring items. Free cash flow is defined as net cash used in operating activities in the period less purchases of property and equipment in the period.
We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain items because we believe that these income and expenses do not reflect expected future operating performance. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.
These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
About Guardant Health
Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2025, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Zarak Khurshid
investors@guardanthealth.com
Media Contact:
Meaghan Smith
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Revenue	$281,266	$201,814	$982,021	$739,016
Costs and operating expenses:
Cost of revenue	99,492	77,593	349,007	289,799
Research and development expense	98,264	93,543	364,191	347,753
Sales and marketing expense	143,382	104,763	494,661	364,935
General and administrative expense	60,933	51,880	211,410	180,123
Total costs and operating expenses	402,071	327,779	1,419,269	1,182,610
Loss from operations	(120,805)	(125,965)	(437,248)	(443,594)
Interest income	10,032	11,653	34,095	53,691
Interest expense	(1,180)	(645)	(3,897)	(2,581)
Other income (expense), net	(18,268)	4,667	(10,490)	(42,605)
Loss before (benefit from) provision for income taxes	(130,221)	(110,290)	(417,540)	(435,089)
(Benefit from) provision for income taxes	(1,727)	716	(1,263)	1,284
Net loss	$(128,494)	$(111,006)	$(416,277)	$(436,373)
Net loss per share, basic and diluted	$(1.00)	$(0.90)	$(3.32)	$(3.56)
Weighted-average shares used in computing net loss per share, basic and diluted	128,657	123,754	125,374	122,745

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$378,203	$525,540
Short-term marketable debt securities	823,395	314,438
Accounts receivable, net	137,849	110,253
Inventory, net	85,876	71,083
Prepaid expenses and other current assets, net	40,723	33,800
Total current assets	1,466,046	1,055,114
Restricted cash	111,214	104,215
Property and equipment, net	145,915	136,813
Right-of-use assets, net	158,849	142,265
Intangible assets, net	25,921	6,760
Goodwill	77,257	3,290
Other assets, net	28,457	37,152
Total Assets	$2,013,659	$1,485,609
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$54,442	$38,551
Accrued compensation	119,646	83,219
Accrued expenses	77,889	68,345
Deferred revenue	50,753	35,468
Total current liabilities	302,730	225,583
Convertible senior notes, net	1,504,000	1,142,547
Long-term operating lease liabilities	178,463	164,292
Other long-term liabilities	127,773	92,834
Total Liabilities	2,112,966	1,625,256
Stockholders’ deficit:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of December 31, 2025 and 2024; 130,635,301 and 123,994,006 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Additional paid-in capital	2,900,056	2,443,788
Accumulated other comprehensive loss	(4,852)	(5,201)
Accumulated deficit	(2,994,512)	(2,578,235)
Total Stockholders’ Deficit	(99,307)	(139,647)
Total Liabilities and Stockholders’ Deficit	$2,013,659	$1,485,609

Guardant Health, Inc.
Supplemental Revenue Information
(unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Oncology	$189,949	$145,613	$683,595	$542,827
Biopharma and data	54,005	49,512	210,132	177,579
Screening	35,129	4,121	79,732	5,124
Licensing and other	2,183	2,568	8,562	13,486
Total revenue	$281,266	$201,814	$982,021	$739,016
Reconciliation of Selected GAAP Measures to Non-GAAP Measures
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

GAAP cost of revenue	$99,492	$77,593	$349,007	$289,799
Amortization of intangible assets	(151)	(151)	(600)	(868)
Stock-based compensation expense and related employer payroll tax payments	(3,499)	(1,993)	(11,212)	(9,494)
Non-GAAP cost of revenue	$95,842	$75,449	$337,195	$279,437

GAAP gross profit	$181,774	$124,221	$633,014	$449,217
Amortization of intangible assets	151	151	600	868
Stock-based compensation expense and related employer payroll tax payments	3,499	1,993	11,212	9,494
Non-GAAP gross profit	$185,424	$126,365	$644,826	$459,579

GAAP research and development expense	$98,264	$93,543	$364,191	$347,753
Stock-based compensation expense and related employer payroll tax payments	(11,904)	(12,397)	(52,999)	(51,212)
Contingent consideration	(416)	—	(2,014)	(675)
Non-GAAP research and development expense	$85,944	$81,146	$309,178	$295,866

GAAP sales and marketing expense	$143,382	$104,763	$494,661	$364,935
Stock-based compensation expense and related employer payroll tax payments	(12,846)	(8,997)	(46,242)	(36,871)
Non-GAAP sales and marketing expense	$130,536	$95,766	$448,419	$328,064

GAAP general and administrative expense	$60,933	$51,880	$211,410	$180,123
Amortization of intangible assets	(236)	(340)	(1,070)	(1,351)
Stock-based compensation expense and related employer payroll tax payments	(17,063)	(13,519)	(61,245)	(44,410)
Contingent consideration	(115)	(250)	(950)	(1,010)
Other	—	—	(2,000)	—
Non-GAAP general and administrative expense	$43,519	$37,771	$146,145	$133,352

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

GAAP loss from operations	$(120,805)	$(125,965)	$(437,248)	$(443,594)
Amortization of intangible assets	387	491	1,670	2,219
Stock-based compensation expense and related employer payroll tax payments	45,312	36,906	171,698	141,987
Contingent consideration	531	250	2,964	1,685
Other	—	—	2,000	—
Non-GAAP loss from operations	$(74,575)	$(88,318)	$(258,916)	$(297,703)

GAAP net loss	$(128,494)	$(111,006)	$(416,277)	$(436,373)
Amortization of intangible assets	387	491	1,670	2,219
Stock-based compensation expense and related employer payroll tax payments	45,312	36,906	171,698	141,987
Contingent consideration	531	250	2,964	1,685
Unrealized and realized (gains) losses on marketable equity securities	—	(2,824)	—	44,401
Impairment of non-marketable equity securities	13,582	—	18,582	—
Gain on extinguishment of convertible notes	—	—	(13,672)	—
Other	4,900	(1,100)	6,900	(1,100)
Non-GAAP net loss	$(63,782)	$(77,283)	$(228,135)	$(247,181)

GAAP net loss per share, basic and diluted	$(1.00)	$(0.90)	$(3.32)	$(3.56)
Non-GAAP net loss per share, basic and diluted	$(0.50)	$(0.62)	$(1.82)	$(2.01)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	128,657	123,754	125,374	122,745

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

GAAP net loss	$(128,494)	$(111,006)	$(416,277)	$(436,373)
Interest income	(10,032)	(11,653)	(34,095)	(53,691)
Interest expense	1,180	645	3,897	2,581
Other expense (income), net	18,268	(4,667)	10,490	42,605
(Benefit from) provision for income taxes	(1,727)	716	(1,263)	1,284
Depreciation and amortization	10,050	10,454	39,736	42,387
Stock-based compensation expense and related employer payroll tax payments	45,312	36,906	171,698	141,987
Contingent consideration	531	250	2,964	1,685
Other	—	—	2,000	—
Adjusted EBITDA	$(64,912)	$(78,355)	$(220,850)	$(257,535)

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities
(unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net cash used in operating activities	$(26,373)	$(64,513)	$(184,760)	$(239,858)
Purchases of property and equipment	(27,848)	(18,875)	(48,306)	(35,085)
Free cash flow	$(54,221)	$(83,388)	$(233,066)	$(274,943)